Exhibit (21)

BADGER METER, INC.

SUBSIDIARIES OF THE REGISTRANT

The Company's subsidiaries are listed below. All of the subsidiaries of the Company listed below are included in the Company's consolidated financial statements.

Name	Percentage of Ownership	State or country in which originated

Badger Meter de las Americas, SA de CV	100%	Mexico

Badger Meter Canada, Inc.	100%	Canada

Badger Meter Czech Republic, s.r.o.	100%	Czech Republic
(a subsidiary of Badger Meter International, Inc.)

Badger Meter Europe, GmbH	100%	Federal Republic of Germany

Badger Meter International, Inc. (an international holding company of Badger Meter, Inc.)	100%	United States of America (Wisconsin)

Badger Meter de Mexico, SA de CV	100%	Mexico

Badger Meter Swiss, AG (a subsidiary of Badger Meter International, Inc.)	100%	Switzerland

Badger Meter UK Limited	100%	United Kingdom

D-Flow Technology, AB	100%	Sweden

Badger Meter Austria	100%	Austria

Badger Meter France	100%	France

Badger Meter Spain	100%	Spain

Syrinix Limited	100%	United Kingdom